United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Seaspan Corporation

(Name of Issuer)

Series D Preferred Shares, par value $0.01

(Title of Class of Securities)

Y75638109

(CUSIP Number)

Jeffrey Ferguson

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, D.C. 20004

(202) 729-5626

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 13, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y75638109	13D	Page 1 of 35 pages

1	Names of Reporting Persons The Carlyle Group L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 2 of 35 pages

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. Y75638109	13D	Page 3 of 35 pages

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. Y75638109	13D	Page 4 of 35 pages

1	Names of Reporting Persons Carlyle Holdings II L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Québec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN (Québec société en commandite)

CUSIP No. Y75638109	13D	Page 5 of 35 pages

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 6 of 35 pages

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 7 of 35 pages

1	Names of Reporting Persons CP V General Partner, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Cayman Islands Exempted Company)

CUSIP No. Y75638109	13D	Page 8 of 35 pages

1	Names of Reporting Persons TC Group V Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 9 of 35 pages

1	Names of Reporting Persons CP V Coinvestment A Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 10 of 35 pages

1	Names of Reporting Persons CP V Coinvestment B Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 11 of 35 pages

1	Names of Reporting Persons CAP III, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. Y75638109	13D	Page 12 of 35 pages

1	Names of Reporting Persons CAP III General Partner, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 13 of 35 pages

1	Names of Reporting Persons CAP III Co-Investment, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 14 of 35 pages

1	Names of Reporting Persons Carlyle Holdings III GP Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. Y75638109	13D	Page 15 of 35 pages

1	Names of Reporting Persons Carlyle Holdings III GP L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Quebec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Quebec société en command)

CUSIP No. Y75638109	13D	Page 16 of 35 pages

1	Names of Reporting Persons Carlyle Holdings III GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. Y75638109	13D	Page 17 of 35 pages

1	Names of Reporting Persons Carlyle Holdings III L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Quebec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Quebec société en command)

CUSIP No. Y75638109	13D	Page 18 of 35 pages

1	Names of Reporting Persons TC Group Cayman L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 19 of 35 pages

1	Names of Reporting Persons TC Group Cayman Sub, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 20 of 35 pages

1	Names of Reporting Persons CP V S3 GP, Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Cayman Islands Exempted Company)

CUSIP No. Y75638109	13D	Page 21 of 35 pages

1	Names of Reporting Persons TC Group V Cayman S3, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 22 of 35 pages

1	Names of Reporting Persons Carlyle Partners V Cayman TE, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 23 of 35 pages

1	Names of Reporting Persons CAP III S3 Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Cayman Islands Exempted Company)

CUSIP No. Y75638109	13D	Page 24 of 35 pages

1	Names of Reporting Persons CAP III General Partner S3, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 25 of 35 pages

1	Names of Reporting Persons CAP III Maritime AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 26 of 35 pages

1	Names of Reporting Persons Carlyle-Eight Finance Asia Co-Investment Partners, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. Y75638109	13D	Page 27 of 35 pages

1	Names of Reporting Persons Carlyle Sea Holdings Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,869,200
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,869,200
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,869,200
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 26.6%
14	Type of Reporting Person OO (Cayman Islands Exempted Company)

CUSIP No. Y75638109	13D	Page 28 of 35 pages

Explanatory Note

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) amends and supplements the Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on April 20, 2018 (as amended to date, the “Schedule 13D”), relating to the Series D Preferred Shares, par value $0.01 per share (the “Series D Preferred Shares”), of Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 2.	Identity and Background.

Item 2 of the Schedule 13D is hereby amended and supplemented by adding the following subparagraph to the list of Reporting Persons:

27) Carlyle Sea Holdings Limited

The previously defined terms, “Reporting Person”, “Reporting Persons”, and “Carlyle Cayman Entities” are hereby amended to include Carlyle Sea Holdings Limited.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is amended and supplemented by adding the following:

On June 13, 2018, each of CP V Coinvestment A Cayman, L.P., CP V Coinvestment B Cayman, L.P., CAP III Co-Investment, L.P., CAP III Maritime AIV, L.P., Carlyle Partners V Cayman TE, L.P. and Carlyle-Eight Finance Asia Co-Investment Partners, L.P. (the “prior record holders”) transferred all Series D Preferred Shares held by them to Carlyle Sea Holdings Limited for no consideration. As a result, Carlyle Sea Holdings Limited became a party to, and succeeded to the rights of the prior record holders under, the Registration Rights Agreement and the Put Right Agreement.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date of this Schedule 13D, the aggregate number of Series D Preferred Shares and percentage of Series D Preferred Shares beneficially owned by each of the Reporting Persons, as well as the number of Series D Preferred Shares as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 7,017,313 shares of Series D Preferred Shares outstanding as of March 31, 2018.

CUSIP No. Y75638109	13D	Page 29 of 35 pages

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Carlyle Group Management L.L.C.	1,869,200	26.6%	0	1,869,200	0	1,869,200
The Carlyle Group L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
Carlyle Holdings II GP L.L.C.	0	0%	0	0	0	0
Carlyle Holdings II L.P.	0	0%	0	0	0	0
TC Group Cayman Investment Holdings, L.P.	0	0%	0	0	0	0
TC Group Cayman Investment Holdings Sub L.P.	0	0%	0	0	0	0
CP V General Partner, L.L.C.	0	0%	0	0	0	0
TC Group V Cayman, L.P.	0	0%	0	0	0	0
CP V Coinvestment A Cayman, L.P.	0	0%	0	0	0	0
CP V Coinvestment B Cayman, L.P.	0	0%	0	0	0	0
CAP III, L.L.C.	0	0%	0	0	0	0
CAP III General Partner, L.P.	0	0%	0	0	0	0
CAP III Co-Investment, L.P.	0	0%	0	0	0	0
Carlyle Holdings III GP Management L.L.C.	1,869,200	26.6%	0	1,869,200	0	1,869,200
Carlyle Holdings III GP L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
Carlyle Holdings III GP Sub L.L.C.	1,869,200	26.6%	0	1,869,200	0	1,869,200
Carlyle Holdings III L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
TC Group Cayman L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
TC Group Cayman Sub, L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
CP V S3 GP, Ltd.	1,869,200	26.6%	0	1,869,200	0	1,869,200
TC Group V Cayman S3, L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
Carlyle Partners V Cayman TE, L.P.	1,869,200	26.6%	0	1,869,200	0	1,869,200
CAP III S3 Ltd.	0	0%	0	0	0	0
CAP III General Partner S3, L.P.	0	0%	0	0	0	0
CAP III Maritime AIV, L.P.	0	0%	0	0	0	0
Carlyle-Eight Finance Asia Co-Investment Partners, L.P.	0	0%	0	0	0	0
Carlyle Sea Holdings Limited	1,869,200	26.6%	0	1,869,200	0	1,869,200

The Series D Preferred Shares are held of record by Carlyle Sea Holdings Limited.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings III GP Management L.L.C., which is the general partner of Carlyle Holdings III GP L.P., which is the sole member of Carlyle Holdings III GP Sub L.L.C., which is the general partner of Carlyle Holdings III L.P., which is the general partner of TC Group Cayman L.P., which is the general partner of TC Group Cayman Sub, L.P., which is the sole shareholder of CP V S3 GP, Ltd., which is the general partner of TC Group V Cayman S3, L.P., which is the general partner of Carlyle Partners V Cayman TE, L.P., which is the majority stockholder of Carlyle Sea Holdings Limited.

CUSIP No. Y75638109	13D	Page 30 of 35 pages

(c)	Except as described in Item 4, during the past 60 days none of the Reporting Persons or Related Persons has effected any transactions in the Series D Preferred Shares.

(d)	None.

(e)	As of June 13, 2018, Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., CP V General Partner, L.L.C., TC Group V Cayman, L.P., CP V Coinvestment A Cayman, L.P., CP V Coinvestment B Cayman, L.P., CAP III, L.L.C., CAP III General Partner, L.P., CAP III Co-Investment, L.P., CAP III S3 Ltd., CAP III General Partner S3, L.P., CAP III Maritime AIV, L.P., and Carlyle-Eight Finance Asia Co-Investment Partners, L.P. ceased to be the beneficial owner of more than five percent of the Series D Preferred Shares of the Issuer.

Item 7.	Materials to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended to replace the Joint Filing Agreement previously filed as Exhibit 1 with the Joint Filing Agreement filed herewith.

Exhibit Number	Description

1	Joint Filing Agreement.

CUSIP No. Y75638109	13D	Page 31 of 35 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 15, 2018

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

THE CARLYLE GROUP L.P.
By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CARLYLE HOLDINGS II GP L.L.C.
By:	The Carlyle Group L.P., its managing member
By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CARLYLE HOLDINGS II L.P.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CUSIP No. Y75638109	13D	Page 32 of 35 pages

CP V General Partner, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

TC Group V Cayman, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP V Coinvestment A Cayman, L.P.
By:	TC Group V Cayman, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP V Coinvestment B Cayman, L.P.
By:	TC Group V Cayman, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CAP III, L.L.C.
By:	TC Group Cayman Investment Holdings Sub L.P.
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CAP III General Partner, L.P.

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Authorized Person

CUSIP No. Y75638109	13D	Page 33 of 35 pages

CAP III Co-Investment, L.P.
By:	CAP III General Partner, L.P., its general partner

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Authorized Person

CARLYLE HOLDINGS III GP MANAGEMENT L.L.C.
By:	The Carlyle Group L.P., its sole manager
By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

Carlyle Holdings III GP L.P.
By:	Carlyle Holdings III GP Management L.L.C., its general partner
By:	The Carlyle Group L.P., its sole manager
By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

Carlyle Holdings III GP Sub L.L.C.
By:	Carlyle Holdings III GP L.P., its sole manager
By:	Carlyle Holdings III GP Management L.L.C., its general partner
By:	The Carlyle Group L.P., its sole manager
By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

Carlyle Holdings III L.P.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

TC Group Cayman L.P.
By:	Carlyle Holdings III L.P., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CUSIP No. Y75638109	13D	Page 34 of 35 pages

TC Group Cayman Sub, L.P.
By:	TC Group Cayman L.P. its general partner
By:	Carlyle Holdings III L.P., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CP V S3 GP, Ltd.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group V Cayman S3, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners V Cayman TE, L.P.
By:	TC Group V Cayman S3, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CAP III S3 Ltd.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman Emeritus

CAP III General Partner S3, L.P.

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Authorized Person

CAP III Maritime AIV, L.P.
By:	CAP III General Partner S3, L.P., its general partner

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Authorized Person

CUSIP No. Y75638109	13D	Page 35 of 35 pages

Carlyle-Eight Finance Asia Co-Investment Partners, L.P.
By:	CAP III General Partner S3, L.P., its general partner

By:	/s/ Norma R. Kuntz

Name:	Norma R. Kuntz
Title:	Authorized Person

Carlyle Sea Holdings Limited

By:	/s/ Norma R. Kuntz

Name:	Norma R. Kuntz
Title:	Director